UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

GREENBOX POS

(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108 (Address of principal executive offices) (zip code)

(619) 631-8261 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GBOX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Entry into Waiver

As previously disclosed, GreenBox POS (the “Company”) sold and issued, in a registered direct offering, an 8% senior convertible note due 2023 in the aggregate original principal amount of $100 million (the “Note”). The Note had an original issue discount of sixteen percent (16%) resulting in gross proceeds to the Company of $84 million. The Note was sold pursuant to the terms of a Securities Purchase Agreement, dated November 2, 2021 (the “SPA”), between us and the investor in the Note (the “Investor”).

The Note was issued on November 8, 2021 pursuant to an indenture dated November 2, 2021 between us and Wilmington Savings Fund Society, FSB, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture thereto, dated November 2, 2021, relating to the Notes (the “First Supplemental Indenture” and, the Base Indenture as supplemented by the First Supplemental Indenture, the “First Indenture”). The terms of the Note include those provided in the First Indenture and those made part of the First Indenture by reference to the Trust Indenture Act.

On January 28, 2022, the Company and the Investor, entered into an Agreement and Waiver (the “Waiver”) with regard to the Note that has the following major provisions:

(a) the Investor agreed to extend the “90 Day Eligibility Date” from February 3, 2022 to May 2, 2022 such that the Investor can no longer, if the closing price of the stock is less than $5.50, convert up to $30 million of the Note into shares of the Company’s common stock (with the conversion price being the lower of (i) the then in effect conversion price and (ii) the greater of (x) the Note’s $1.67 floor price or (y) 98% of the market price on the conversion date) prior to May 2nd;

(b) allows the Company to acquire, for cancellation, $6 million in in aggregate principal amount of the Note for a purchase price of $6.9 million such that the new principal amount of the Note is $94 million;

(c) lowers the initial fixed conversion price of the Note from $15 to $12; and

(d) if the trading volume of the Company’s common stock on any individual trading day is over $5 million (the “Alternate Conversion Company Waiver Measuring Date”), allows the Investor an opportunity to convert up to $5 million of the Note into shares of the Company’s common stock from the Alternate Conversion Company Waiver Measuring Date through and including 7:00 PM ET on the immediately following trading day. The conversion price would be the lower of (i) the then in effect conversion price and (ii) the greater of (x) the Note’s $1.67 floor price or (y) 98% of the market price on the conversion date.

The Company paid the investor $6.9 million on January 31, 2022.

The foregoing description of the Waiver does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Waiver, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Clarification to First Quarter Adjustment to Fixed Conversion Price

The Company wishes to clarify the possible first quarter adjustment to the Note’s initial fixed conversion price (which was originally $15 and is now, pursuant to the Waiver, $12).

If, during the fiscal quarter ending March 31, 2022, the Company (i) fails to process at least $750 million in transaction volume or (ii) has revenue that is less than $12 million, and, if the Note’s fixed conversion price then in effect is greater than the greater of (x) the Note’s $1.67 floor price floor and (y) 140% of the market price as of April 1, 2022 (the “Adjustment Measuring Price”) then, on April 1, 2022, the fixed conversion price will automatically adjust to the Adjustment Measuring Price.

Item 8.01. Other Events.

On January 31, 2022, we issued a press release announcing the signing of the Waiver. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Agreement and Waiver, dated January 28, 2022, between GreenBox POS and the Investor
99.1	Press Release dated January 31, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENBOX POS

Date: January 31, 2022	By:	/s/ Ben Errez
Ben Errez
Executive Vice President and Chairman